Exhibit 10.1

DANA INCORPORATED

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

Dana Incorporated, a Delaware corporation (the “Company”), adopted the Dana Incorporated Change in Control Severance Plan (the “Original Plan”), effective as of June 18, 2008 for the benefit of certain designated employees. The Original Plan expired by its terms effective June 18, 2013.

Effective June 18, 2013, the Company adopted a new Dana Incorporated Change in Control Severance Plan (the “Existing Plan”) for the benefit of certain designated employees. The Existing Plan is scheduled to terminate by its terms on June 18, 2018.

Effective April 30, 2018, the Company adopted the Amended and Restated Change in Control Severance Plan as set forth herein (as it may be amended from time to time, the “Plan”) for the benefit of Designated Employees as defined herein.

The Company considers it to be in the best interests of its stockholders to take reasonable steps to retain its key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions that arise after a change in the executive leadership of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management team to their assigned duties in the event of a Change in Control.

ARTICLE I

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

1.1 [Intentionally Omitted].

1.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.3 “Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.4 “Board” shall mean the board of directors of the Company.

1.5 “Cause” shall mean a Designated Employee’s (i) willful and continued failure to perform substantially the duties owed to the Company or its affiliates (other than a failure resulting from the Designated Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered specifically identifying the nature of such unacceptable performance; (ii) conviction of, or plea of guilty, or nolo contendere, to the charge of having committed a felony or any other criminal charge involving fraud, moral turpitude, embezzlement or theft (whether or not such conviction is later reversed for any reason); (iii) material violation of the Company’s standards of business conduct or other Company policies applicable to Company employees that warrants termination; (iv) abuse of alcohol or either prescription or illegal drugs substantially affecting work performance; (v) conduct that constitutes gross misconduct in the performance of his or her employment duties, including, but not limited to any act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in personal enrichment or gain at the expense of the Company or any of its affiliates or subsidiaries; or (vi) deliberate, willful or intentional act that causes substantial harm, loss or injury to the Company or any Affiliate.

The Committee, as hereinafter defined, shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.

1.6 “Change in Control” shall mean the first to occur of any of the following events:

(a) any Person is or becomes (other than in connection with a transaction described in clause (i) or (ii) of subsection (c)) the Beneficial Owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of Directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) consummation of a merger or consolidation of the Company or any direct or indirect parent or subsidiary of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or direct or direct parent thereof outstanding immediately after such merger or consolidation; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale, disposition or long-term lease by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, and (2) unless the applicable event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

1.7 “Change in Control Date” shall mean the date on which the Change in Control occurs. Notwithstanding the first sentence of this definition, if a Designated Employee’s employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that such termination (a) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control, then “Change in Control Date” shall mean the date immediately prior to the date of such Designated Employee’s termination of employment.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

1.9 “Company” shall mean Dana Incorporated, a Delaware corporation, and its successors.

1.10 “Designated Employee” shall mean each employee serving in a position as a senior vice president of the Company or any subsidiary or division of the Company or above. Such designation may be modified from time to time prior to an event constituting a Change in Control (subject to the provisions of Article III).

1.11 “Disability” shall mean the absence of a Designated Employee from the Designated Employee’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Designated Employee or the Designated Employee’s legal representative.

1.12 “Effective Date” shall mean April 30, 2018.

1.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.14 “Good Reason” shall mean a Designed Employee’s resignation of employment without the express written consent of the Designated Employee during the Term as a result of any one of the following:

(a) an adverse change in such Designated Employee’s position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change in Control Date; notwithstanding the foregoing, in no event shall a termination of employment pursuant to this Section 1.14 be considered to be for “Good Reason” if (x) such change results from the Designated Employee’s termination of employment for Cause, or from the Designated Employee’s Disability or death or (y) at the time of the termination, the Designated Employee shall have had a position with a title, level of duties and responsibilities substantially similar to the Designated Employee’s title, duties and responsibilities immediately prior to the Change in Control;

(b) a reduction by the Company in such Designed Employee’s Annual Base Salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase such Designated Employee’s salary at a rate commensurate with that of other similarly situated key executives of the Company; or a reduction in the target incentive opportunity percentage used to determine such Designated Employee’s Target Bonus below the percentage in effect immediately prior to the Change in Control Date;

(c) the failure by the Company to continue to provide such Designated Employee with benefits at least as favorable in the aggregate to those enjoyed by such Designated Employee under the Company’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which such Designated Employee participated in immediately prior to the Change in Control Date; or the failure by the Company to provide such Designated Employee with the number of paid vacation days to which he or she was entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control;

(d) the failure by the Company to pay or provide to such Designated Employee with any material item of compensation or benefits promptly when due;

(e) the failure of the Company to obtain an express written agreement from any successor to assume and agree to perform the obligations of this Plan, or, if the business for which such Designated Employee’s services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;

(f) the relocation of Designated Employee’s principal place of employment to a location more than fifty (50) miles from the location of such place of employment immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with Designated Employee’s business travel obligations prior to the Change in Control or, if such Designated Employee has consented to a relocation, the failure by the Company to provide Designated Employee with all of the benefits of the Company’s relocation policy as in operation immediately prior to a Change in Control;

(g) if the Designated Employee has a separate severance agreement that includes a definition of “good reason” or term of similar import, then the occurrence of any event that constitutes good reason (or term of similar import) under such severance agreement; and

(h) any other action or inaction that constitutes a material breach by the Company of the Plan or of an employment agreement between the Company and the Designated Employee.

Notwithstanding the foregoing, in order to invoke a termination for Good Reason under the Plan, a Designated Employee must provide written notice to the Company of the existence of one or more of the conditions or events described in clauses (a)-(h) within ninety (90) days after having knowledge of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition or event, if curable. In the event that the Company fails to cure any condition or event constituting Good Reason during the Cure Period, the Designated Employee may resign at any time during the Term for Good Reason.

The Designated Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (h) shall not affect the Designated Employee’s ability to resign employment for Good Reason.

Notwithstanding the foregoing or anything to the contrary contained herein, any event described in clauses (a) through (h) above that occurs prior to a Change in Control (“Potential Good Reason Event”) which the Designated Employee reasonably demonstrates was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control within six (6) months following such Potential Good Reason Event, shall be deemed for purposes of this Plan to constitute a Good Reason event occurring on the date of the Change in Control. If such Designated Employee terminated his or her employment prior to the Change in Control due to such event, such Designated Employee shall be deemed to have had a Qualifying Termination on the date of the Change in Control and the Designated Employee’s Annual Base Salary and Target Bonus shall be determined as in effect immediately prior to the Potential Good Reason Event.

1.15 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.16 “Qualifying Termination” shall mean: (i) a Designated Employee’s involuntary termination of employment with the Company during the Term other than a termination by reason of death, Disability or for Cause or (ii) a Designated Employee’s resignation of employment with the Company during the Term for Good Reason.

1.17 “Term” shall mean the period of time that commences on the Change in Control Date and shall continue until a date that is twenty-four (24) months after the Change in Control Date for all Designated Employees of the Company except with respect to the Chief Executive Officer of the Company serving as of the Effective Date, where such period shall continue until the date that is thirty-six (36) months after the Change in Control Date.

ARTICLE II

EMPLOYMENT DURING THE TERM

During the Term, the following terms and conditions shall apply to a Designated Employee’s employment with the Company:

2.1 Titles; Reporting and Duties. A Designated Employee’s position, title, nature and status of responsibilities and reporting obligations shall be no less favorable than those that such Designated Employee enjoyed immediately prior to the Change in Control Date.

2.2 Annual Base Salary. A Designated Employee’s Annual Base Salary will be reviewed and increased in a manner commensurate with similarly situated employees of the Company.

2.3 Incentive Compensation. A Designated Employee shall be eligible to participate in each short-term and long-term incentive plan or arrangement established by the Company for its employees at such Designated Employee’s level of seniority in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Company’s practices applicable to each Designated Employee prior to the Change in Control Date.

2.4 Benefits. A Designated Employee shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Company provides to its employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to such Designated Employee, in the aggregate, than the terms and provisions available to other similarly situated employees of the Company.

2.5 Location. A Designated Employee shall continue to be employed at a business location in the metropolitan area in which such Designated Employee was employed prior to the Change in Control Date and the amount of time that such Designated Employee is required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of such Designated Employee prior to the Change in Control Date.

ARTICLE III

SEVERANCE PAY FOR DESIGNATED EMPLOYEES

In the event of a Designated Employee’s Qualifying Termination, the terminated Designated Employee shall be entitled to the following:

3.1 Payment of Wages and Accrued Vacation; Unreimbursed Business Expenses. The Company shall pay to such terminated Designated Employee within five (5) days of the Date of Termination (or sooner if required by law) the full amount of any earned but unpaid Annual Base Salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Designated Employee’s Annual Base Salary) for all unused vacation time which such Designated Employee may have accrued as of the Date of Termination. In addition, the Company shall pay to such terminated Designated Employee the amount of any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable pursuant to the Company’s policies applicable to employees of the Company generally, payable as soon as practicable but in any event within thirty (30) days following the Date of Termination.

3.2 Payment of Cash Severance Compensation and Benefits. Provided the Designated Employee’s General Release has been timely executed in the manner provided in Article X and the period of revocation has expired, the terminated Designated Employee will receive the following cash benefits:

(a) Annual Incentive Award. The Company shall pay to such terminated Designated Employee (i) a pro rata portion of the Designated Employee’s award under the Annual Incentive Plan (or any successor plan) for the year in which such Qualifying Termination occurs, equal to the product of (x) the Designated Employee’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Designated Employee’s Qualifying Termination, and the denominator of which is three hundred sixty-five (365) plus (ii) the full amount of any bonus under the Annual Incentive Plan that the Designated Employee earned for the year prior to the year in which the Qualifying Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 3.3 and 4.5 below, these cash payments will be made in a lump sum within ten (10) days following the Release Effective Date.

(b) Separation Payment. In addition, the Company shall pay to such terminated Designated Employee an amount equal to the Separation Payment as set forth in the table below based on the greater of the annual base salary of the Designated Employee in effect as of (i) the date that the Change in Control occurs or (ii) the date of the Designated Employee’s Qualifying Termination (the “Annual Base Salary”) and, if applicable, the target annual bonus in effect for such Designated Employee under the Company’s annual incentive plan (or any successor plan) or such other Company annual bonus plan (the “Annual Incentive Plan”) in which such Designated Employee participates as of the Date of Termination or, if more beneficial to the Designated Employee, on the date of the Change in Control (the “Target Bonus”), as indicated on the following table. Except as otherwise provided in Sections 3.3 and 4.4 below, these separation payments will be made in a lump sum within ten (10) days following the Release Effective Date.

Designated Employee	Severance Formula
CEO of the Company and CFO of the Company	The sum of the Annual Base Salary and the Target Bonus, multiplied by 3.
All other Designated Employees (other than the CEO & CFO)	The sum of the Annual Base Salary and the Target Bonus, multiplied by 2.

(c) Medical Coverage Payment. In addition, the Company shall pay to such Designated Employee a lump sum cash amount equal to the product of (i) the excess of twenty-four (24) months (thirty-six (36) months solely for the Chief Executive Officer of the Company), over the number of months of COBRA subsidy the Designated Employee is entitled to receive under the Company’s Executive Severance Plan, and (ii) the COBRA premium applicable to the terminated Designated Employee on his or her Date of Termination, provided, however, the terminated Designated Employee is not required to apply the payment under this Section 3.2(c) towards the payment of COBRA continuation coverage. Subject to Section 4.5, payment shall be made within ten (10) days of the Release Effective Date.

(d) Vesting and Exercise of Equity Awards. All outstanding equity awards granted under the Company’s long-term incentive plan (or any successor thereto, the “Company Stock Plan”) held by a terminated Designated Employee as of the Date of Termination shall vest in full (without regard to any performance criteria, if any) and, if applicable, shall become fully exercisable as of the Date of Termination, except as otherwise provided in Sections 3.3 and 4.5 below. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Designated Employee under the terms of any equity award under the Company Stock Plan be less favorable to such Designated Employee than the terms and provisions of such awards in effect on the Change in Control Date.

(e) Out-Placement Services. The Company shall, in the discretion of the Committee, (i) reimburse the Designated Employee for or (ii) pay directly to a third-party service provider selected by the Committee, the Designated Employee’s reasonable costs of outplacement services, subject to the maximum amount set forth in the table below:

Designated Employee Category	Maximum Benefit
CEO of the Company	$50,000
All other Designated Employees (other than the CEO)	$25,000

3.3 Certain Reduction of Payments.

(a) For purposes of this Section 3.3: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Designated Employee, whether paid or payable pursuant to this Plan or otherwise; (ii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Designated Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Designated Employee shall certify, in the Designated Employee’s sole discretion, as likely to apply to the Participant in the relevant tax year(s); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean the amount of Payments that (A) has a Present Value that is less than the Present Value of all Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.

(b) Anything in the Plan or any other agreement between a Designated Employee and the Company to the contrary notwithstanding, in the event that an accounting firm expert in Section 280G of the Code selected in the discretion of the Company prior to the first occurrence of a Change in Control, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Accounting Firm”), shall determine that receipt of all Payments would subject the Designated Employee to tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.

(c) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Designated Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Designated Employee and shall be made within 60 days following a termination of employment of the Designated Employee. The reduction of the aggregate Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments under the following sections in the following order: (i) Section 3.2(b), (ii) Section 3.2(c), (iii) Section 3.2(e), (iv) amounts under the Company’s Stock Incentive Plans that are not subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G, and (v) amounts under the Company’s Stock Incentive Plans that are subjected to the valuation methodology set forth in Q&A 24(c) of Section 280G. As promptly as practicable following the Accounting Firm’s determination, the Company shall pay to or distribute for the benefit of the Designated Employee such Payments as are then due to the Designated Employee under this Plan and shall promptly pay to or distribute for the benefit of the Designated Employee in the future such Payments as become due to the Designated Employee under this Plan.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Designated Employee pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the

Company to or for the benefit of a Designated Employee pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Designated Employee shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Designated Employee to the Company if and to the extent such payment would not either reduce the amount on which the Designated Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Designated Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (“Interest”). The Company shall cooperate with the Designated Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Designated Employee (including, without limitation, the Designated Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 of the final regulations under Section 280G of the Code and/or exempt from the definition of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 3.3 shall be borne by the Company.

ARTICLE IV

LIMITATION ON PAYMENT OF BENEFITS.

4.1 Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by the Company and the severance benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Designated Employee by the Company under any other plan or arrangement (including the Existing Plan or any employment agreement).

4.2 Withholding. Amounts paid to a Designated Employee hereunder shall be subject to all applicable federal, state, local, foreign and other withholding taxes.

4.3 Waiver of Any Other Company Retention/Severance Agreement. A terminated Designated Employee may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between the Company and such terminated Designated Employee in order to participate and receive the severance benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Committee and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Committee.

4.4 Application of Section 409A. It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of a Designated Employee’s separation from service (within the meaning of Section 409A), (i) Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Designated Employee shall not be considered to have terminated employment with the Company for purposes of this Plan and no payment shall be due to the Designated Employee under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Designated Employee under this Plan during any calendar year shall not affect any benefits and reimbursements to be provided to the Designated Employee under this Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Designated Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. In no event shall the time of a Designated Employee’s execution and non-revocation of the General Release, directly or indirectly, result in the Designated Employee designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical reimbursement benefits are provided to the Designated Employee following termination of the Designated Employee’s employment, provided that the Company shall use commercially reasonable efforts to preserve the economic benefit to the Designated Employee of such benefits.

ARTICLE V

ADMINISTRATION, AMENDMENT AND TERMINATION; TERM

5.1 Administration by the Committee. The Plan shall be administered by the Committee.

5.2 Committee Members. The “Committee” shall be the Compensation Committee of the Board (or its delegee).

5.3 Compensation, Indemnification and Expenses. The Committee members shall not receive compensation for their services on the Committee. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

5.4 Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:

(a) Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of which individuals are eligible for severance benefits, the amount of severance benefits to which any employee may be entitled, and all other matters pertaining to the Plan;

(b) Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and

(c) No member of the Committee may act or vote in a decision of the Committee specifically relating to himself or herself as a Designated Employee in the Plan.

5.5 Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Designated Employees and their legal representatives. The Committee shall not have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the

Plan will apply a de novo standard of review to any determinations made by the Committee. Such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Committee or characterization of any decision by the Committee as final, binding, or conclusive on any party.

5.6 Plan Amendment. The Plan may be amended by the Committee as provided by Section 5.4(b) and may also be amended by resolution of the Board of Directors of the Company: (i) for the purposes specified in Section 5.4(b), (ii) to increase the amount and/or type of severance benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.7. Except as otherwise provided in this Section 5.6, the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 5.6, the date on which it would have terminated under Section 5.7 had it not been extended.

5.7 Plan Amendments, Modifications, Suspensions and Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that, notwithstanding the foregoing, no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Designated Employee under the Plan (including without limitation by virtue of reducing a Designated Employee’s title), shall be effective without the written consent of the Designated Employee, during the one-year period following the date on which the action of a majority of the Board is taken. Notwithstanding the foregoing, no amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Designated Employee under the Plan (including without limitation by virtue of reducing a Designated Employee’s title), shall be effective without the written consent of the Designated Employee, during the two (2) -year period beginning upon the occurrence of a Change in Control (or any subsequent Change in Control).

ARTICLE VI

CLAIMS FOR BENEFITS

If and only if the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Article VI apply. The Committee shall establish a claims and appeals procedure applicable to Designated Employees under the Plan. Unless otherwise required by applicable law, such procedures will provide that a Designated Employee has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Designated Employee must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedure established by the Committee will be provided for the use and benefit of Designated Employees who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Designated Employee will not be mandatory for any Designated Employee claiming benefits after a Change in Control. It will not be necessary for any Designated Employee to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.

ARTICLE VII

FULL SETTLEMENT; LEGAL FEES AND EXPENSES

The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Designated Employee or others. The Company shall pay all reasonable legal fees and expenses (if any) incurred by or on behalf of any Designated Employee in connection with claims or disputes under this Plan, if the Designated Employee is the prevailing party on any material issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.

ARTICLE VIII

MISCELLANEOUS

8.1 No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of a Designated Employee’s employment with the Company prior to the commencement of the Term.

8.2 ERISA Plan. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and/or a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

8.3 Effect of Plan. Except with respect to Designated Employees who have individual written employment, severance or change in control contracts or agreements with the Company on the Effective Date (“Individual Agreements”), this Plan is intended to supersede provisions of prior oral or written policies of the Employer to the extent that such provisions address severance payments or benefits provided upon a Change in Control and all prior oral or written communications to Designated Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all Individual Agreements shall continue without change and are not superseded, modified, voided or terminated by the Plan.

8.4 Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

8.5 Date and Notice of Termination. Any termination of a Designated Employee’s employment by the Company or by such Designated Employee during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Designated Employee’s employment under the provision so indicated. The date of a Designated Employee’s termination of employment with the Company shall be determined as follows (the “Date of Termination”): (a) if employment is terminated by the Company in an Qualifying Termination, five (5) days after the date the Notice of Termination is provided by the Company, (b) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by the Designated Employee, and (c) if the basis of a Designated Employee’s Qualifying Termination is the Designated Employee’s resignation for Good Reason, ten (10) days after the date such Designated Employee’s Notice of Termination is received by the Company.

8.6 No Mitigation or Retirement Plan Offset. A terminated Designated Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Section 3.3 above) by any compensation earned by such a terminated Designated Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the Date of Termination or otherwise.

8.7 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Change in Control Severance Plan Administrative Committee, Dana Incorporated, 3939 Technology Drive, Maumee, OH 43537, with a copy to the General Counsel of the Company, or to a Designated Employee at the address set forth in the Company’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.8 Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Designated Employee or subject to any legal process for the payment of any claim against a Designated Employee.

8.9 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.10 Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

8.11 Governing Law; Resolution of Disputes; Choice of Forum. This Plan shall be construed and enforced according to the internal laws of the State of Ohio to the extent not preempted by Federal law or the law of any other applicable non-United States jurisdiction, which shall otherwise control. The parties agree that any dispute, controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of Toledo, State of Ohio. The provisions of Article VII shall apply to disputes submitted to arbitration, provided that the Company shall be responsible for all expenses of the arbitration proceeding. This Section 8.11 shall, along with Article VII survive the termination of this Plan for any reason.

ARTICLE IX

SUCCESSORS; BINDING AGREEMENT

9.1 Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Article IX, the “Company” shall include the Company as defined in Section 1.9 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

9.2 Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Designated Employee (and such Designated Employee’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Designated Employee’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Designated Employee should die while any amount would still be payable hereunder if such Designated Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Designated Employee’s devisee, legatee or other designee or, if there is no such designee, to such Designated Employee’s estate.

ARTICLE X

RELEASE OF CLAIMS

As a condition to the receipt by any Designated Employee of any severance benefits under the Plan, the Designated Employee must execute and allow to become effective the General Release as set forth in Exhibit A attached hereto with such execution occurring not prior to the Date of Termination and not later than forty-five (45) days after the Designated Employee’s receipt thereof. The date on which such General Release becomes effective is the “Release Effective Date”. No severance benefits shall be paid to a Designated Employee under this Plan prior to the Release Effective Date.

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

[FOR NON-U.S. PARTICIPANTS LANGUAGE TO BE ADJUSTED TO THE EXTENT REQUIRED TO EFFECTUATE THE INTENT UNDER LOCAL LAW]

1. In consideration of the payments and benefits to which [ ] ( “Employee”) is entitled under the Dana Incorporated Amended and Restated Change in Control Severance Plan (the “Plan”), Employee for himself or herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to Employee’s employment or termination thereof, which Employee and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2. Employee acknowledges that: (i) this entire General Release is written in a manner calculated to be understood by him or her; (ii) he or she has been advised to consult with an attorney before executing this General Release; (iii) he or she was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he or she executes this General Release before the expiration of the [forty-five][twenty one]-day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Employee shall have the right to cancel and revoke this General Release during a period of seven (7) days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven (7) day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, Employee shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.

3. Notwithstanding anything else herein to the contrary, this General Release shall not affect: (i) the obligations of the Company under the Plan or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Employee under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (ii) obligations to indemnify Employee (including advancement of expenses) respecting acts or omissions in connection with Employee’s service as a director, officer or employee of the Affiliated Entities; (iii) obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; (iv) any right Employee may have to obtain contribution in the event of the entry of judgment against Employee as a result of any act or failure to act for which both Employee and any of the Affiliated Entities are jointly responsible; (v) Employee’s right to file a charge, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), a comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”); (vi) Employee’s right to participate in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB; or (vii) Employee’s right to enforce this Agreement.

4. This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflict of laws.

5. Employee represents and warrants that he or she is not aware of any claim by him or her other than the claims that are released by this General Release. Employee further acknowledges that he or she may hereafter discover claims or facts in addition to or different than those which he or she now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Employee’s decision to enter into it. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

6. It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

7. As of the date hereof, Employee has, or agrees to promptly, return all Company property in his or her possession.

8. This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.

9. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

DANA INCORPORATED

By:
[name]
[title]

EMPLOYEE

Voluntarily Agreed to and Accepted this          day of                                          20

_____________________________

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